UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person

Stern Stanley
c/o
THCG, Inc.
650 Madison Avenue
21st Floor
New York, NY 10022

2. Date of Event Requiring Statement (Month/Day/Year)

   11/1/99

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   THCG, Inc. ("THCG")
   (f/k/a Walnut Financial Services, Inc. ("WNUT"))

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |   12,500             |      D         |                                               |
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                                           |                      |                |                                               |
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                                           |                      |                |                                               |
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* If form is filed by more than one reporting person, see Instruction 5(b)(v).                                               (Over)
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.        SEC 1473 (7-96)


Form 3 (continued) Table II - Derivative Securitites Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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                        |                   |                       |         |          |             |                           |
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Explanation of Responses:

**  Intentional misstatements or omissions of facts constitute Federal       /s/ Stanley Stern                          11/5/99
    Criminal Violations.                                                    --------------------------------            -------
                                                                            ** Signature of Reporting Person             Date
    See 18 U.S.C. 1001 and 15 U.S. C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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